Exhibit 10.1

RULES OF THE CSR PLC

GLOBAL SHARE OPTION PLAN

(Established by a Written Resolution of the Board of Directors of Cambridge Silicon Radio

Holdings plc on 13 August 2001, as amended by a resolution of the Board of Directors of

Cambridge Silicon Radio Holdings Limited on 6 February 2004 and a resolution of the Board of

Directors of CSR PLC on 5 May 2004)

Taylor Joynson Garrett

Carmelite

50 Victoria Embankment

Blackfriars

London

EC4Y 0DX

JCH/SXW

FINAL

CSR PLC

RULES OF THE CSR PLC GLOBAL SHARE OPTION PLAN

As amended by a resolution of the directors on 6 February 2004.

Index

Rule	Page

1.	Definitions and Interpretation

1.1	In this Plan (unless the context otherwise requires) the following words and phrases have the meanings given below:

“Associate” means:

(a)	the husband, wife, child (including adopted child and step-child) or other lineal descendant of the relevant person;

(b)	the trustees of any settlement (whether or not set up by the relevant person) under which only the relevant person and/or any other Associate of the relevant person is or is capable of being a beneficiary;

(c)	any nominee or bare trustee for the relevant person or any other Associate of the relevant person; or

(d)	any person with whom the relevant person or any Associate of the relevant person is connected, the question of whether any such person is so connected falling to be determined for this purpose in accordance with the provisions of section 839 Income and Corporation Taxes Act 1988 (as amended from time to time);

“Associated Company” means:

(a)	any company of which the Company has Control, or by which the Company is Controlled; or

(b)	any Company which is Controlled by a person or persons where that person or those persons also Control the Company;

“the Auditors” the auditors of the Company for the time being;

“Bad Leaver” an Optionholder who ceases to be an Eligible Employee in consequence of:

(a)	the Employer’s acceptance of the Optionholder’s repudiation of his contract of employment; or

(b)	the Optionholder terminating his contract of employment with the Employer for whatever reason and whether pursuant to its terms or otherwise unless:

(i)	the Optionholder is entitled to do so due to the repudiation of his contract of employment by the Employer; or

(ii)	the Optionholder terminates his contract of employment with the Employer on full notice after the fourth anniversary of the date of commencement of such contract;

(c)	the lawful termination by the Employer of the Optionholder’s contract of employment in circumstances where the Employer is entitled to terminate the contract of employment summarily but not in consequence of:

(i)	the Optionholder’s death;

(ii)	the Optionholder retiring at the contractual retirement age;

(iii)	the Optionholder being made redundant; or

(iv)	the termination of the Optionholder’s employment by the Employer on the grounds of illness or other incapacity (whether physical or mental and as evidenced to the satisfaction of the Board of Directors) of the Optionholder or an Associate;

“Committee” means a Committee appointed by the Directors in accordance with rule 16.8 of the Plan;

“the Company” CSR PLC (registered no. 4187346) whose registered office is at, Cambridge Science Park, Milton Road, Cambridge CB4 OXL;

“Control” means, in relation to a body corporate, the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting rights in or relating

(b)	by virtue of any powers conferred by articles of association or other documentation regulating that or any other body corporate,

that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“the Date of Grant” means in respect of any Option Award, the date upon which the Option Award is granted;

“the Directors” the board of directors of the Company from time to time or a duly constituted committee of such directors;

“Eligible Employee” any bona fide employee of any member of the Group;

“Employer” in relation to an Optionholder the member of the Group by whom the Optionholder is employed;

“Exercise Price” means the price at which each Share subject to an Option Award may be purchased which shall be determined by the Directors on the occasion of each grant of an Option Award but shall not be less than the nominal value of the share.

“Exit Price” means in respect of a SAR, the market value of a Share on the date of exercise;

“Good Leaver” an Optionholder who either:

(a)	ceases to be an Eligible Employee other than in circumstances constituting him a Bad Leaver; or

(b)	is a Bad Leaver whom the Directors have expressly resolved to treat as a Good Leaver for the purposes of the Plan.

“Grant Period” means the period commencing with the date of approval of the Plan by the Director and ending on the day preceding the tenth anniversary from the date of such approval;

“Grantor” means:

(a)	the Company or the remuneration committee of its board of directors; or

(b)	the Participating Company by which the relevant Eligible Employee is employed; or

(c)	with the consent of the Directors, any other person who grants an Option Award under this Plan;

“the Group” the Company, any Participating Company and each and every company which is for the time being a Subsidiary;

“Insider Dealing Code” means any legislation in the United Kingdom or United States or agreement, arrangement, condition or contract adopted or entered into by, or which regulates, the Company and its employees or Directors in relation to insider dealing;

“Option” means a right to acquire Shares granted in accordance with and subject to the rules of this Plan;

“Option Agreement” means an agreement outlining the terms and conditions that attach to the Option Award;

“Option Award” means an Option or SAR granted to an Eligible Employee pursuant to the Plan;

“Option Award Period” means the period between the date when some or all of the Shares under the Option Award become capable of being exercised and the tenth anniversary of the Date of Grant;

“Option Certificate” means a certificate and Option Agreement issued to an Optionholder pursuant to rule 2;

“Optionholder” a person who has been granted an Option and/or SAR or, if that person subsequently dies, his Personal Representatives;

“Participating Company” means the Company and any other company which is for the time being nominated by the Directors to be a Participating Company, being a company of which the Company has Control;

“Personal Representatives” in relation to an Optionholder, the legal personal representatives of the Optionholder;

“this Plan” means the Cambridge Silicon Radio Holdings Limited Global Share Option Plan as set out in these rules as supplemented by the Option Certificate as amended from time to time;

“Quoted” in relation to Shares means Shares which are admitted to trading on:

(a)	any stock exchange which is a recognised stock exchange within the meaning of 841(1) of the Taxes Act;

(b)	Nasdaq; or

(c)	any other market or exchange as the Directors may determine;

“Release” in relation to:

(a)	an Option—the issue to the Optionholder or his Personal Representatives of Shares comprising an Option following the exercise of such Option pursuant to these rules;

(b)	a SAR—the transfer to the Optionholder or his Personal Representatives of the cash comprising the SAR following the exercise of such SAR pursuant to these rules;

and “Released” shall be construed accordingly;

“SAR Certificate” means a certificate issued to an Optionholder under rule 2;

“Shares” means prior to being Quoted, fully-paid “B” ordinary shares in the capital of the Company and after such a quotation, ordinary shares in the capital of the Company;

“Stock Appreciation Right” (“SAR”) means a right pursuant to this Plan to receive a cash sum calculated by reference to a specific number of Shares in accordance with the formula in rule 6;

“Subsidiary” any company which is for the time being under the Control of the Company;

“Subsisting Option Award” an Option Award which has neither lapsed nor been exercised;

“the Taxes Act” the Income and Corporation Taxes Act 1988;

“Vest” in relation to any Subsisting Option Award means an Option Award that is capable of being exercised subject to the rules of the Plan. “Vesting” and “Vested” shall be construed accordingly.

1.2	Any reference to any enactment shall include any consolidation, modification, extension, amendment or re-enactment and to any subordinate legislation made under it for the time being in force.

1.3	Words denoting the masculine gender shall include the feminine.

1.4	Words denoting the singular shall include the plural and vice versa.

1.5	References to rules are to the rules of this Plan.

1.6	Words not otherwise defined in this rule 1 have the same meanings as in section 185 of the Taxes Act and Schedule 9 of the Taxes Act.

2.	Grant of Option Awards

2.1

Subject to rule 3, the Grantor on the instructions of the Directors shall grant an Option or a SAR to such Eligible Employee as they may determine by issuing to him an Option Certificate or SAR Certificate (as appropriate) in such manner as shall be executed as a deed and shall take effect as a legally binding agreement. The Option Certificate and SAR Certificate will form part of this Plan, and shall be in such form as the Directors shall determine from time to time and shall state:

(a)	the identity of the Grantor;

(b)	the Date of Grant of the Option Award;

(c)	the number and class of Shares subject to the Option Award;

(d)	the Exercise Price in respect of each share under the Option Award;

(e)	any performance-related or service-related conditions to which the Vesting of the Option is subject; and

(f)	whether the Option Award is an Option or a SAR.

2.2	No Option Award shall be granted to any person at any time when he is not an Eligible Employee.

2.3	The Grantor may make the grant of Options conditional upon such Eligible Employees agreeing to pay (whether pursuant to an indemnity, agreement or an election), on exercise, release or other disposal of the Option, (subject to such payment being permitted by legislation at the time of exercise) a sum to the Company or any other person, equal to all or part of the employer’s liability to social security contributions arising in respect of such exercise.

2.4	Optionholders are not required to pay for the grant of an Option Award.

2.5	Subject to the rights of their personal representatives under these Rules, every option shall be personal to the Optionholder to whom it is granted and shall not be transferable or in any way alienable without prior written agreement of the remuneration committee of the board of directors of the Grantor. Such agreement to transfer may be subject to any conditions as the remuneration committee may prescribe at that time.

3.	Restrictions on the Grant of Option Awards

3.1	The Grantor shall not grant an Option Award to any Eligible Employee except during the Grant Period.

3.2	No Option Award shall be granted to an Eligible Employee at a time when it would be in breach of the Insider Dealing Code.

3.3	The Directors will decide the maximum number of Shares which may be placed under Option Award.

3.4	The maximum number of Shares in respect of which Option Awards may be granted under the Plan shall not exceed 5,700,000 shares.

4.	Conditions of Grant

4.1	The Grantor may on the instructions of the Directors determine that any Option Award shall be subject to such additional and/or modified terms and conditions relating to its grant, exercise and/or terms of Release as may e necessary to comply with or take account of any securities, exchange control or taxation, laws, regulations or changes in legislation or practice of any territory which may have application to the relevant Eligible Employee, Optionholder or the Group, provided such supplemental terms, conditions, rules or procedures would not materially change these rules.

4.2	In exercising its powers under rule 4.1 the Grantor may on the instructions of the Directors:

(a)	require an Optionholder or Eligible Employee to make such declarations or take such other action (if any) as may be required for the purpose of any securities, exchange control, taxation or other laws of any territory which may be applicable to him at the Date of Grant, or on exercise, and/or on Release; and

(b)

adopt any supplemental rules or procedures governing the grant, exercise, and/or Release in relation to an Option Award, as may be required for the purpose of any securities, exchange control, taxation or other laws of any territory which may be applicable to an Eligible Employee or Optionholder, including taking such steps as may be necessary to ensure that any tax, social security or similar payments required to be paid or administered by the Group in connection with such Option Awards are paid or administered in accordance with the laws or rules applicable.

5.	Conditions of Vesting

5.1	The Vesting of an Option Award may be conditional upon:

(a)	the performance of the Company and/or the performance of a Subsidiary and/or the Optionholder over such period and measured against such objective criteria as shall be determined by the Directors and notified to the Optionholder when the Option Award is granted (a “Performance-Related Option”) and/or

(b)	any condition related to the continued employment of the Optionholder as shall be determined by the Directors and notified to the Optionholder when the Option Award is granted (a “Service-Related Option”).

5.2	Any conditions imposed in accordance with rule 5.1 at the Date of Grant may provide for a Performance-Related Option Award or a Service-Related Option Award to Vest at such times and in such proportions as the Directors may determine.

5.3	The Grantor on the instructions of Directors may amend any performance-related condition to which a Subsisting Option Award is subject if events occur which cause the Directors acting fairly and reasonably to consider that:

(a)	the performance-related condition provides a materially less effective incentive than it if at the Date of Grant; or

(b)	the performance-related condition is no longer appropriate following the occurrence of any event involving the Company, any Subsidiary or the Optionholder, and

(c)	in either case the amended performance related conditions are no more difficult to satisfy than the original performance-related conditions when first set.

6.	Exercise of Option Awards

6.1	Subject to the rest of this rule 6 and rules 7, 8 and 9, whilst an Optionholder remains an Eligible Employee all or part of the Vested portion of an unexercised Option may be exercised during the Option Award Period by delivery of a notice to the Grantor (or such other person as the Grantor nominates). The notice shall be given in such form or manner not inconsistent with these rules as the Grantor may determine from time to time and be accompanied by a remittance in cleared funds for the aggregate Exercise Price, or, if permitted by the Grantor, an undertaking to pay within such period of time as the Optionholder has previously agreed with the Grantor the aggregate Exercise Price and, if required by the Grantor, by the relevant Option Certificate, if applicable, and cleared funds or undertaking to pay, as applicable, are received by the Grantor (or otherwise) and such date will constitute the date of exercise of an Option.

6.2	subject to the rest of this rule 6, and Rules 7, 8 and 9, whilst an Optionholder remains an Eligible Employee all or part of the Vested portion of an unexercised SAR may be exercised during the Option Award Period by delivery of a notice in writing to the Grantor (or such other person as the Grantor nominates). The notice shall be given in such form or manner not inconsistent with these rules as the Grantor may determine from time to time. such exercise shall be effective on the date that the notice and SAR Certificate are received by the Grantor, and such date will constitute the date of exercise of a SAR.

6.3	In relation to a SAR, the cash sum (if any) to be Released to the relevant participant shall, subject to Rules 7 to 9 inclusive, be calculated in accordance with the following formula (C, EP, X and D):-

C	=	N(EP – X) – D

Where:-

C	=	the cash sum to be Released;

N	=	the number of shares in respect of which SAR is being exercised;

EP	=	the Exit Price applicable to the Release;

X	=	the Exercise Price applicable in respect of the SAR exercised; and

D	=	such deductions as are required to be made pursuant to rule 6.4.

6.4	Any liability of the Grantor, the Company or any Participating Company to make employer social security contributions for its own account in respect of Option Awards provided under the Plan shall not be the liability of the Optionholder unless such Optionholder has entered into or enters into an agreement to pay the employer’s liability to social security contributions and such liability may be legally transferred to the Optionholder.

6.5	The allotment or transfer of any Shares under this Plan shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any governmental or other authorities under any enactments or regulations from time to time in force and it shall be the responsibility of the Optionholder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent. All shares allotted or transferred under this Plan shall rank pari passu in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and in the case of a transfer of existing Shares the transferee shall not acquire any right attaching to such Shares by reference to a record date prior to the date of such transfer.

6.6	If the exercise of Option Awards or the Release of Shares or cash (as the case may be) to an Optionholder could be in contravention of the Insider Dealing Code, or any securities, exchange control, taxation or other laws of any territory which may be applicable to the Group, any Eligible Employee or Optionholder, such exercise or Release shall be deferred until such time when such exercise, or Release would not be in contravention of the above. The Option Award may be exercised, and the Shares or cash (as the case may be) Released to the Optionholder as soon as reasonably practicable following the first date on which the exercise or Release would not be in such contravention.

6.7	following the exercise of an Option or SAT in accordance with these rules, the Grantor shall, subject to rules 6.4 and 6.6, procure that the relevant Shares or cash (as the case may be) are Released to the Optionholder within 30 days of the exercise of the Option Award.

6.8	If and so long as the Shares are Quoted, the Company shall apply for any Shares allotted under this Plan to be admitted to the relevant market or exchange.

7.	Lapse of Option Awards

An Option Award will lapse without notice on the earliest of the following:-

(a)	the date on which the Optionholder ceases to be an Eligible Employee if he is a Bad Leaver;

(b)	any of the dates specified in rule 8 for such lapse;

(c)	the end of the Option Award Period;

(d)	the date on which an Optionholder is declared bankrupt or makes an arrangement or compromise with his creditors or the equivalent procedure under any relevant jurisdiction;

(e)	if the Optionholder attempts to transfer or assign (other than to his Personal Representatives upon the death of the Optionholder), mortgage, charge or otherwise dispose of the Option.

(f)	if the Optionholder is deprived (otherwise than on death) of the legal or beneficial ownership of the Option Award by operation of law or by the Optionholder doing or omitting to do anything which causes him to be so deprived; and

(g)	the date on which a resolution is passed or an order is made by the Court for the compulsory winding up of the Company.

8.	Cessation/Transfer of Employment Before Exercise

8.1	If an Optionholder ceases to be an Eligible Employee by reason of being a Good Leaver then the Vested portion of his unexercised Option Award shall not lapse by reason of such cessation. Subject to rules 6.4 and 6.6, the Vested part of the unexercised Option Awards may then be exercised and will lapse as follows:

(i)	in the case of death the Option Award will lapse on the earlier of the end of the Option Award Period and 12 months following the date of the Optionholder’s death;

(ii)	in the case of disability, injury or ill-health (as evidenced to the satisfaction of the Directors), the Option Award will lapse on the earlier of the end of the Option Award Periods and the expiration of six (6) months from the date of cessation of employment;

(iii)	in the case of the Optionholder’s retirement at contractual retirement age, or if the Optionholder is made redundant, the Option Award will lapse on the earlier of the end of the Option Award Period and the expiration of six (6) months from the date of cessation of employment;

(iv)	in the case of an Optionholder entering into a contract of employment with an Associated Company the Option Award will lapse on the earlier of the end of the Option Award Period and the expiration of six (6) months from the date of cessation of employment;

(v)	in the case of an Optionholder who is entitled to terminate his employment due to the repudiation of his contract of employment by the employer the Option Award will lapse on the earlier of the end of the Option Award Period and the expiration of six (6) months from the date of cessation of employment;

(vi)	in the case of an Optionholder who terminates his contract of employment with the Employer on full notice after the fourth anniversary of the date of commencement of such contract, the Option Award will lapse on the earlier of the end of the Option Award Period and the expiration of three (3) months from the date of cessation of employment; and

(vii)	if there is any other reason which the Directors consider reasonably justifies the continuance of an Option Award the Option Award will lapse on the earlier of the end of the Option Award Period and the expiry of the period specified by the Directors in a resolution passed to allow the continuance of an Option Award for a specified length of time, whereupon, if not exercised, all Option Awards will lapse.

8.2	In respect of a Bad Leaver, the unexercised Option Awards will lapse without further notice on the date of cessation and without any compensation.

8.3	If, while continuing to hols an office or employment with a Participating Company, an Optionholder is to be transferred to work in another country or jurisdiction and the Directors are satisfied that as a result of such transfer either:

(a)	he will suffer a material tax disadvantage on exercising his Option Award; or

(b)	he will become subject to material restrictions on his ability to exercise his Option Award or to deal in the shares obtained upon exercise of his Option,

the Directors may in their absolute discretion resolve to allow some or all of the unvested portion of the Option Award to Vest whereby the Optionholder may subject to rules 6.4, 6.6 and 8, exercise all or part of the Vested portion of his Option award in whole or in part in the period commencing three months before and ending three months after the date of such transfer (but so that any exercise before the date of transfer shall be conditional upon such transfer taking place). Upon the expiry of such period, the Option Award to the extent unexercised shall cease to be exercisable under this rule 8.3.

8.4	Following exercise under rule 8.1 or 8.3, the Release of the Shares or cash (as the case may be) will then take place as described in rule 6.

9.	Cash Equivalent

9.1	Where an Option granted under this Plan has been exercised by any Optionholder in respect of any number of Shares and those Shares have not yet been allotted or transferred to him in accordance with rule 6.7, subject to rule 9.5 the Directors may determine that, in substitution of his right to acquire such number of those Shares as the Directors may decide, but in full and final satisfaction of such right, he shall be paid by way of additional emoluments or such other method as the directors may decide, an amount equal to the cash equivalent of those Shares.

9.2	for the purposes of this rule 9, the cash equivalent of any Shares is the amount by which the market value of those Shares at the date of exercise of the Option exceeds the applicable Exercise Price.

9.3	As soon as reasonably practicable after the Directors have determined pursuant to this rule 9 that an Optionholder shall be paid the cash equivalent in respect of his right to acquire any number of Shares:

(a)	the Company shall pay to him, or procure the payment to him of, the relevant amount in cash; and

(b)	if such Optionholder has already paid to the Company, or such other person as the Company may direct, the Exercise Price for those Shares, the Company shall return to him, or procure the return to him of, all amounts so paid.

9.4	Where any cash equivalent is payable in accordance with this rule 9, there shall be deducted from it such amounts on account of tax or similar liabilities as may be required by the law of any relevant jurisdiction, or as the Directors may reasonably consider to be necessary or desirable.

9.5	For Optionholders who are situated or resident in the UK, the Directors may only determine that, in substitution of the UK Optionholder’s right to acquire Shares, the Optionholder will receive an amount equal to the cash equivalent of those shares if the Directors have obtained the prior written consent or agreement of such Optionholder.

10.	Demerger, Reconstruction or Winding-Up

Demerger

10.1	Subject to rules 6.1 and 6.2, in the event that notice is given to shareholders of the Company of a proposed demerger of the Company or of any subsidiary the Directors or such other person as the directors may instruct, may give notice to Optionholders that Subsisting Option Awards may then be exercised to the extent that they have Vested within such period (not exceeding 30 days) as may be specified in such notice to Optionholders SAVE THAT no such notice to Optionholders shall be given unless the auditors have confirmed in writing to the Directors that (disregarding any performance-related or other service-related condition to which any Option Award is then exercisable) the interests of Optionholders would or might be substantially prejudiced if before the proposed demerger has effect Optionholders could not exercise their Option Awards and in the case of Options be registered as the holders of the Shares thereupon acquired.

10.2	where a notice is given to Optionholders under rule 10.1, Option Awards shall lapse on the day immediately following the last day of the period specified by the Directors.

Statutory reconstruction

10.3	Subject to rules 6.1 and 6.2, if the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation pursuant to section 425 of the Companies Act 1985 the Optionholder shall (but only if the directors have confirmed in writing that the Optionholder is not to be offered the opportunity to release his rights in accordance with rule 11.4) be entitled to exercise his Option Award to the extent that it has Vested during the period of 6 months commencing on the date on which the court sanctions the compromise or arrangement. The Option Award shall lapse on the last day of the 6 month period.

Winding-up

10.4	In the event of notice being given to holders of Shares of a resolution for the voluntary winding-up of the Company, a Subsisting Option Award may, subject to rules 6.1 and 6.2, be exercised to the extent that it has Vested before the commencement of the winding-up. The Option Award shall lapse on the date on which winding-up commences.

10.5	All Option Awards shall immediately lapse and cease to be exercisable upon the commencement of a winding-up of the Company.

11.	Take-over

11.1	If any company (in this rule referred to as “the Acquiring Company”);

(a)	obtains Control of the Company as mentioned in rule 11.2; or

(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985; or

(c)	becomes bound or entitled to acquire Shares under Sections 428 to 430F (inclusive of the Companies Act 1985 and offers any Optionholder an opportunity to release his rights under any Subsisting Option Award (“the Old Option Award”) in consideration of the grant to him of a new option award (“the New Option Award”) relating to shares in the Acquiring Company or, if relevant, the ultimate Holding company of the Acquiring Company (in which event such grant must be in respect of shares in such Holding Company) the Optionholder shall release his old Option Award at any time within the appropriate period on the basis that:

(i)	the New Option Award will be exercisable only in accordance with the provisions of this Plan as it had effect immediately before the release of the Old Option Award (read and construed as mentioned in rule 11.6); and

(ii)	the total market value, immediately before such release, of the Shares comprised in the Old Option Award is equal to the total market value, immediately after such grant, of the shares comprised in the New Option Award; and

(iii)	the total exercise price payable by the Optionholder upon exercise of the New Option Award is equal to the total Exercise Price that would have been payable upon exercise of the Old Option Award.

11.2	Subject to rules 6.1 and 6.2, if, as a result of:

(a)	a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the shares in the Company of the same class as the Shares,

the Company shall come under the Control of another person or persons, the Optionholder shall be entitled (but only if the Directors have confirmed in writing that the Optionholder is not to be offered the opportunity to release his Old Option Award in accordance with rule 11.1) to exercise any subsisting Option Award within the period of 6 months of the date when the person making the offer has obtained Control of the Company. The Option Award shall lapse on the last day of the 6 month period. In this rule 11.2 a general offer shall mean any form of offer howsoever communicated or any form of contract.

11.3	subject to rules 6.1 and 6.2, if at any time before an Option Award has lapsed any person becomes entitled or bound to acquire shares in the Company under sections 428 to 430F (inclusive) of the Companies Act 1985 the Optionholder shall be entitled (but only if the Directors have confirmed in writing that the Optionholder is not to be offered the opportunity to release his rights in accordance with rule 11.1) to exercise any Subsisting Option Award at any time when that person remains so entitled or bound. the Option Award shall lapse on the last day of the period during which such person remains bound or entitled.

11.4	For the purposes of this rule 11 a person shall be deemed to have control of a company if he and others acting in concert with him have together obtained Control of it.

11.5	In rule 11.1 “the appropriate period” means:

(a)	in a case falling within rule 11.1(a), the period of 6 months beginning with the time when the person making the offer has obtained Control of the Company and any condition or conditions subject to which the offer is made has or have been satisfied or waived;

(b)	in a case falling within rule 11.1(b), the period of 6 months beginning with the time when the court sanctions the compromise or arrangement; and

(c)	in a case falling within rule 11.1(c), the period during which the acquiring company remains bound or entitled as mentioned in that paragraph.

11.6	for the purposes mentioned in rule 11.1(c)(i) the provisions of this Plan shall be read and construed as if:

(a)	references to “the Company” in rules 6, 10, 11, 12, 13, 14,15 and 16 were references to the company in respect of whose shares the new rights are granted;

(b)	references to “Shares” in rules 1, 6, 10, 11 and 12 were references to such shares;

(c)	references to “Option Award” in rules 6, 7, 8, 10, 11, 12,13, 14, 15 and 16 were references to such rights;

(d)	references to “Optionholder” in rules 6, 7, 8, 10, 11, 12, 13, 14, 15 and 16 were references to the persons to whom such rights are granted;

(e)	references to “the Exercise Price” in rules 6 and 12 were references to the board of directors of the acquiring company.

11.7	As soon as practicable after having granted the New Option Award in accordance with the provisions of rule 11.2, the Acquiring Company shall issue an option award certificate in respect of such New Option Award or shall procure that such an option award certificate is issued. The option award certificate shall state:-

(a)	the identity of the grantor;

(b)	the date on which the Old Option Award (which has been released in consideration of the grant of the New Option Award) was granted;

(c)	the number and class of Shares subject to the New Option Award;

(d)	the Exercise Price payable for each Share under the New Option award;

(e)	any performance-related or service related conditions to which the Vesting of the Option is subject; and

(f)	whether the New Option Award is an Option or a SAR,

and subject as aforesaid shall be issued in such form and manner as the Directors may from time to time prescribe.

12.	Variation of Share Capital

12.1	In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company:-

(a)	the number of Shares comprised in an Option Award;

(b)	their Exercise Price; and

(c)	where an Option award has been exercised but no Shares/cash have been Released in satisfaction of such exercise, the number of Shares/amount of cash to be so released will be varied in accordance with variations to the underlying share capital with the approval of the Directors, having received confirmation from the auditors that the mathematical accuracy of the application of any such variation formula is correct, provided that no variation shall be made which would result in the Exercise Price for an allotted Share being less than its nominal value.

12.2	The Grantor will notify the Optionholders of any adjustment made under Rule 12.1 and call in, cancel, endorse, issue or re-issue any Option Certificate or SAR certificate consequent upon such adjustment.

13.	Alteration of Plan

13.1	The Directors may at any time alter or add to any of the provisions of this Plan in any respect PROVIDED that no such alteration or addition shall take effect so as to affect the liabilities of any person other than the Company in relation to any Option Award granted by such person without the prior consent in writing of such person.

13.2	As soon as reasonably practicable after making any alteration or addition under this rule 13, the Directors shall give notice in writing thereof to any Optionholder affected.

14.	Service of Documents

14.1	Except as otherwise provided in this Plan or as otherwise permitted by the Grantor or the Company from time to time, any notice or document to be given by, or on behalf of, the Grantor, the Company or such other authorised person of any Option Award to any person in accordance or in connection with this Plan shall be duly given:

(a)	if he is a director or employee of any member of the Group or any Associated Company by delivering it to him at his place or work; or

(b)	by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the date of posting.

14.2	any notice or document so sent to an Eligible employee and/or Optionholder shall be deemed to have been duly given notwithstanding that such person is then deceased except where his Personal Representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent.

14.3	any notice or document to be submitted or given to the Grantor or the Company or to such other authorised person in accordance with or in connection with this Plan may be delivered, sent by prepaid registered post, telex, facsimile transmission or such other method as the Grantor or the Company may from time to time permit but shall not in any event be duly given unless it is actually received by the Grantor or the secretary of the Company or such other person as may from time to time be nominated by the Directors. All telex or facsimiles transmissions must be confirmed by prepaid post.

15.	Relationship with Contract of Employment

15.1	The grant of an Option Award does not form part of an Optionholder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does a contract of employment between any Eligible Employee and the Employer give such a person any right, entitlement or expectation to have an Option Award granted to him.

15.2	The grant of the Option Award shall not afford the Optionholder any rights or additional rights to compensation or damages:

(a)	in consequence of his ceasing to be an Eligible Employee for any reason whatsoever; or

(b)	for any loss or potential loss which he may suffer by reason of being or becoming unable to exercise the Option Award in consequence of his ceasing to be an Eligible Employee for any reason (including, without limitation, any breach of contract by his Employer) or in any other circumstances whatsoever.

16.	Miscellaneous

16.1	This Plan shall commence upon the date of its approval by the Directors and shall (unless previously terminated by the Directors) terminate on the day preceding the tenth anniversary from the date of its adoption. Upon termination (howsoever occurring) no further option awards may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

16.2	the company shall ensure that sufficient Shares will be available to satisfy the exercise to the full extent possible of all unexercised Option Awards.

16.3	The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. In addition, the Company may require any subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, director or indirectly in respect of such Subsidiary’s employees participating in the Plan. Nothing in the Plan shall be deemed to give any Employee of any Participating Company any right to participate in the Plan.

16.4	In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950-1979 shall not apply hereto.

16.5	The costs of the administration and implementation of this plan shall be borne by the Company.

16.6	Optionholders shall not be entitled to receive copies of any documents sent to the holders of Shares nor any right to attend general meetings of the Company.

16.7	All Optionholders and Eligible Employees agree as a condition of their participation in the Plan that any personal data in relation to them may be held by any company in the Group and/or passed to any third party where necessary for the administration of the Plan.

16.8	The directors may delegate administration of the Plan to a Committee. The Directors may delegate administration of the Plan to a Committee of the Board of Directors composed of two (2) or more members. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers therefore possessed by the Board of Directors. The Directors may abolish the Committee at any time or revest in the directors the administration of the Plan.

16.9	This Plan and all option awards granted under it shall be governed by and construed in accordance with English law.